Exhibit 99.1

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript
CCBI — Q1 2004 Commercial Capital Bancorp, Inc. Earnings Conference Call
Event Date/Time: Apr. 26. 2004 / 10:30AM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Jeff Leonard
Commercial Capital Bancorp Inc. — SVP, Investor Relations

Stephen Gordon
Commercial Capital Bancorp Inc. — Chairman and CEO

David DePillo
Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Christopher Hagerty
Commercial Capital Bancorp Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Michael McMahon
Sandler O’Neill — Analyst

James Abbott
Friedman Billings Ramsey — Analyst

Richard Eckert
Roth Capital Partners — Analyst

John Hecht
JMP Securities — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2004 Commercial Capital Bancorp Inc. earnings conference call. My name is Chris and I will be your coordinator for today. At this time, all participants are in listen only mode. We will be facilitating a question-and-answer session towards the end of the conference. If at any time during the call you require assistance, please press star followed by 0 and a coordinator will be happy to assist you. I would now like to turn the presentation over to your host for today’s call, Mr. Jeff Leonard. Please proceed, sir.

Jeff Leonard — Commercial Capital Bancorp Inc. — SVP, Investor Relations

Good morning everyone. This is Jeff Leonard, Senior Vice President of Investor Relations for Commercial Capital Bancorp. Thank you for calling in and welcome to Commercial Capital Bancorp’s first quarter 2004 earnings conference call and Web cast. Today’s Web cast will include presentation slides which are available online on the Company’s web site, CommercialCapital.com in the CCB news section. Our discussion today will cover the Company’s performance for the first quarter of 2004. Leading the discussion will be Stephen Gordon, the Company’s Chairman and CEO. Also on the call are David DePillo, the Company’s Vice Chairman, President and Chief Operating Officer and Christopher Hagerty, the Company’s Chief Financial Officer. The financial data discussed today has been adjusted for the three-for-two stock split that was completed on Sept. 29, 2003, and for the four-for-three stock split completed on Feb. 20, 2004.

This conference call will cover information contained in the earnings announced early this morning. Today’s discussion may entail forward-looking statements which are intended to be covered by the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. You’ll find a discussion of the forward-looking statements in our recent SEC filings and on page 8 of this morning’s earnings release.

If you need a copy of the release, please visit our web site. I will now turn the call over to Stephen Gordon, Chairman and CEO.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Thank you, Jeff. Good morning, everybody, and welcome, everybody, who is on the call as well on our Webcast. For those of you who have already read our first quarter earnings release you’ll again notice that we went into an exhaustive amount of detail in the quarter’s earnings especially in light of the broad base from what we believe today are really generalized assumptions that people are making about the financial sector as a whole. And hope that everybody has had a chance to fully absorb the detail we put into the earnings release for everybody’s review.

I’d like to use this call today to briefly go over some of the Company’s highlights, provide a little bit of color into the detail combined within the earnings release and give an overview of the performance of the California credit markets within which we operate. And then use as much time as all of you would like for the opening Q&A session after the presentation.

The first quarter’s results reflect continued strong earnings growth and overall financial performance while maintaining excellent asset quality with still no delinquent or nonperforming multi-family and commercial real estate loan. The previously announced realignment of the Company’s lending operations, which allows the bank to retain up to 100 percent of the Company’s loan originations, resulted in the Company retaining a record 99 percent of the Company’s $230 million of core loan originations during the first quarter.

During the quarter, we continued to focus tremendous attention on the liability side of the Company’s balance sheet, continuing to lower our cost of funds at extended duration; building and maturing our core deposit base; and successfully continuing to create an anchor on the liability side of the Company’s balance sheet in anticipation of higher market interest rates.

We continue to attract and expand our transaction account base which today stands in excess of $480 million and it’s our belief that based on the rate that we pay on these transaction accounts, our transaction account rates will lag any upward right move in market interest rates.

Core franchise relationship banking continues to successfully mature and was highlighted by growth in deposits in our La Jolla full-service banking office, our South Orange County branch in Rancho Santa Margarita and our Irvine headquarters location as well as strong success of our recently formed financial services group which has now attracted nearly $34 million in core business deposits, primarily transaction account deposits, in roughly about five months.

Client relationships continued to expand during the quarter, with many depositors contributing additional dollars into already existing accounts as they continued uprooting their other banking relationships from financial institutions located throughout Southern California. Business transaction accounts from throughout Southern California have now increased to 33 percent of total transaction accounts.

The Company continued developing its core franchise borrower relationships by providing financing to many repeat clients as they increased the activity within the size of their multi-family commercial real estate portfolios and continued to view the Company as their private banking relationship. It’s our belief that as an adjustable rate, portfolio lender, and not a refi-driven mortgage banker, that our volumes continue to be driven by the successful maturation process and less by market interest rate environment.

We feel very confident that our origination volumes will continue to be very strong going forward throughout the year and that CCB’s strong, dominant niche position in the California small- to mid-sized adjustable rate multi-family commercial loan market has not changed and actually will continue to improve as we continue to attract talented loan agents such as what we announced last week.

We continue to feel very comfortable with our increasingly asset-sensitive interest rate management position, as detailed exhaustively in our earnings release and feel that the Company is well positioned for a rising interest rate environment. At March 31, 2004, as we entered the second quarter of 2004, the Company’s core loan pipeline increased to $243 million of which 72 percent has interest rates that adjust monthly, while the Company’s total pipeline approached $300 million as we entered into the second quarter.

Now what I would like to do is run through some slides which we typically do, and a lot of you are familiar with seeing, which provide an overview of our Company and its financial performance and for those of you participating via the conference call the slides viewed in today’s discussion are available at the Company’s web site at CommercialCapital.com.

You hopefully have in front of you a slide that basically gives a snapshot position of where we stood at March 31 where we were nearly at $2 billion — at $1.96 billion of total asset — of which loans held for investments reached $1.2 billion; deposits nearly three-quarters of a billion; total equity $114 million; tangible equity in excess of $100 million at $101 million. Net income increased from $4.2 million a year earlier to $7.1 million. Return on average equity totaled 26.3 percent while return on tangible equity nearly 30 percent for the quarter. Return on average assets 1.56%. That may be down from 1.7% a year earlier but completely flat from the quarter before.

Net interest margin 3.13 percent, again, continuing to stay strong and supporting what I’ve been talking about as far as being a strongly asset sensitive position in our balance sheet. As we’ve seen over the course of the year as rates have declined, we have been putting on increasing amounts of adjustable rate loans in anticipation of higher interest rates while continuing to extend duration on the liability side creating an anchor should rates continue to rise. Efficiency ratios continue to show very strong performance, putting us amongst the most efficient financial institutions in the country at 25.8 percent for the first quarter with total loan originations at $259 million for the quarter.

The franchise geographically everyone is pretty familiar with across Southern California on both banking and lending and the Northern California franchise is right now predominantly a lending franchise and with the anticipated closing of the acquisition that we’ve announced of Hawthorne Savings the franchise becomes much deeper in Southern California and we continued the Northern California growth and presence.

Asset quality continues to remain extremely strong with Commercial Capital Bancorp having 0 nonperforming multi-family or delinquent multi-family loans and you can see that the Western region continues to be the strongest performing region throughout the country in multi-family. And multi-family continues to perform at roughly about 5 to 6 times better than single-family and better than almost any other asset class, bar none.

Multi-family loan to value at origination as of March 31, loan to value 68 percent on multi-family. And debt coverage ratios at 1.29 almost 1.3 and as David will go into in much greater detail when we go into the asset quality session, he will explain how we underwrite at artificially higher interest rate. The borrower has to qualify at higher interest rates, in anticipation that rates won’t be in this environment forever.

And commercial is underwritten even more conservatively than the multi-family. And as we go back historically you can see that these numbers really haven’t changed. If anything, it continues to become more conservative as we go forward.

This is a new chart that we’d like to point out as we’re dealing with this environment where everybody is painting all financial institutions, I think, pretty much with the same paintbrush. What we wanted to show was that Commercial Capital Bank in its lending programs lends off of very current market indices, not off of managed indices, not off of lagging indices. We lend off of twelve-month moving average of one-year treasury or 12MAT, which has already hit its lowest possible rate and only rises from here and is not constrained by any type of periodic caps, only payment caps.

And you’d have to see roughly about a 350 basis point move upward, before you would see any type of negative amortization issues kick in at all. We also lend off of one year CMT, six-month LIBOR, six-month CMT and prime and in all cases plus healthy margins. One of the things we wanted to point out that we thought was very interesting, is that as much as everybody talks about commercial banks should perform better should rates rise, the reality is Commercial Capital Bank is a portfolio adjustable rate lender off of current market indices, we are not dependent on the fed taking any type of action in order to then move prime.

In other words, more simplistically, commercial lenders who lend off of prime this month, April, are still going to be making loans at the exact same prime rate that they were lending off of the month earlier whereas CCB already through its pipeline as well as what it will be funding is going to be funding at higher interest rates being that the entire curve has already moved, i.e., the treasury curve, LIBOR curve, etc. and we lend off of those rates.

Total assets grew at roughly a 67 percent annual growth rate, hitting nearly 2 billion during the first quarter of ‘04. Core loan originations, $230 million, during the first quarter and in the press release we detailed exhaustively what size the loan origination pipeline is or what it was going into the first quarter. We announced that during the fourth quarter earnings release as well as we’ve announced where the pipeline is going into the second quarter and anticipate very significant loan originations immediately starting in this month of April of the second quarter ‘04.

Core loan originations retained that realignment we announced in April last year is proving itself out to be a very successful type of realignment, a restructuring of our operations, in that we now during the first quarter we retained 99 percent of core loan originations — which is a record percentage of loans originated, which drives very strong net interest income growth going forward.

Loans held for investment reached $1.2 billion or $1.196 billion during that first quarter, north of 100 percent annual growth rate. And the mix of loans held for investment remains, again, driven very strongly by multi-family loan origination, adjustable rate loans, again, the best asset — best asset class performance wise, bar none.

Total deposits have grown at an 80 percent annual growth rate hitting $736 million of which 65 percent now represents transaction accounts. Then, again, we feel very comfortable given what we pay on transaction accounts that we are going to be able to lag any rate move upward with that transaction account as displayed by if anyone were to pull up our deposit pricing, on our web site, you’ll see we have not moved that transaction account deposit rate sector at all.

Equity to assets of 5.8 percent at March 31, ‘04, 5.14 percent tangible equity of total assets while Tier 1 core capital down at the bank level remains just south of 8 percent at 7.87 percent. So, plenty of equity to support growth going forward.

Total revenues are growing at a 41 percent annual growth rate, hitting $23.4 million during the first quarter, and the growth from $20.9 to $23.4 was very strong revenue growth, supported predominantly by net interest income growth at 71 percent annual growth rate, hitting $13.8 million for the first quarter.

The noninterest income to total revenues, 7.8 percent, a slight increase from 6.9 percent during the fourth quarter, but significantly lower than the year ago quarter as well as the second quarter of ‘03. And this is predominantly driven by that realignment that we keep talking about, being that we are not really selling loans anymore. We keep loans on balance sheet, it generates recurring net interest income, we feel that that’s much more valuable going forward from the valuation of the Company, as well as we did realize some gain on sales of securities but significantly lower than the year ago period. And the, basically, the way we view this is that we sold securities and those securities going forward into loans, very significant loan origination volume anticipated during the second quarter starting immediately in the month of April. And just a little back of a napkin calculation. Roughly about $114 million of loan origination growth just in one month at our current net interest margin generates the same in recurring quarterly net interest income as what we generated in the onetime gain on securities during the last quarter as we transitioned securities into loans. And as securities to total assets number at the end of March declined to 26 percent of total assets from what was 33 percent of total assets during the previous quarter and what was much higher percentages during earlier quarters.

G&A to average assets continues to be extremely well-managed, putting us as one of the most efficient institutions in the country at under 0.9 to total assets. And efficiency ratios continue in the mid-20s as we’ve always indicated that we would continue seeing that very strong performance.

Generating very strong quarterly net income at $7.1 million for the first quarter of ‘04, 68 percent annual growth rate with net interest margins, again, displaying — evidencing that we are asset sensitive as rates have come down over the course of the last year and as we’ve continued putting on increasing amounts of adjustable rate loans and as we’ve continued terming out duration on liability side, our net interest margin of 3.13 continues to show asset sensitivity and positioning the Company very well for a rising interest rate environment.

Return on assets continues in that 1.56% range, a slight decline from 1.58% in September of ‘03, but very — holding us very well as we’re going forward in here with return on average equity hitting 26.3 percent during the first quarter of ‘04 and return on tangible equity nearly 30 percent — all pretty much industry leading type numbers. Very strong performance numbers which equates into, for those who’ve looked very heavily at book value an increase in stated book value at 28 percent annual growth rate, hitting $3.78 per share during the first quarter of ‘04 and tangible book value per share growing at a 34 percent annual growth rate to $3.35 during the first quarter of ‘04. And one of the things that we’ve talked about, in previous calls, when we’ve discussed the acquisition of Hawthorne is that the acquisition of Hawthorne is anticipated to be very strongly accretive or additive should increased book value per share vary strongly and tangible book value per share very strongly.

Generating diluted earnings per share of 0.22 cents per share, an increase of 50 percent annual growth rate from 0.19 cents during the fourth quarter and a very strong increase from the year ago quarter of 0.14 cents per share during the March ‘03 quarter.

And this resulted in CCB still being the fastest-growing savings institution in California over the last 36 months and we’re still the third largest multi-family lender in California. We’re still a relatively small market share so plenty of opportunity for continued consolidation to California and multi-family market, a niche in which we are becoming increasingly dominant within the market.

Now what I’d like to do is turn it over to David DePillo, Vice Chairman, President, and Chief Operating Officer of Commercial Capital Bancorp and Commercial Capital Bank and have David take a little bit of time to discuss the relative strength of the submarkets in California in which we lend as well as the overall performance of our loan portfolio. And then following David’s overview we’re going to go ahead and open up the call to Q&A. David.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

I would like to start on the national market. The national department market is still suffering from an overhang of supply that is absorbing slowly. New completion rose by 5 percent during 2003 but really not enough to offset the decline in tenant demand. Asking rents were flat in 2003 with modest increases forecasted for 2004. Looking at the Marcus and Millichap National performance index forecast for 2004 indicates that Southern California now holds the top four places with Orange County, in top spot. The four counties in Southern California have the lowest forecasted vacancy and will continue to show strength with continued lack of new supply to meet current demand. Looking at Northern California for a moment there continues to be modest price appreciation in Northern California with a slight increase in cap rates and this is the first time we’ve seen that in several quarters. So volumes continue to remain low in relation to Southern California accounting for only 10 percent of total sales volume in the state.

However, investor demand remains very strong with most markets vacancy factors forecast to remain relatively low in the 4 to 5 percent range with modest rent increases in both major markets. Up north that is a change from what we’ve seen in prior quarters where we’ve seen flat to negative rent growth in a lot of the Northern California markets so we are going to start seeing some modest increase in rents in the Northern California market.

It all relates to affordability at this point. Lack of affordability of residential real estate in Northern California as well as Southern California still drives a very very strong apartment market as well as the aging stock of baby boomers now selling homes and moving into rental properties as well as echo boomer reaching the work force and putting the strong demand on apartment stock.

In Southern California we see a continued strong investor demand with prices continuing to increase quarter over quarter. The market continues to be dominated by small- to medium-sized projects with a medium unit size for the first quarter for all sales at 23 units. So the market’s really dominated by small- to medium-sized product, and the velocity is very very strong right now. Most of the large institutional properties really aren’t seeing the same level of velocity and in the heart of our market really where we’re seeing tremendous amount of sales volume. Most of the southern California markets are forecasted to experience strong rental growth between 6 and 9 percent, with the Inland Empire at the top end of that at 9 percent expected rent growth for 2004. With vacancies expected to remain extremely low between 2 and 4 percent, again, continued lack of affordability of new housing with little new supply will continue to drive investor demand for apartments in Southern California.

Looking at the demand for financing. The current demand for financing is strong for both sales and refinance transactions. Owners continue to improve the existing apartment stock increasing demand for bridge and refinance transactions. With our pipeline growing steadily throughout the first quarter and the addition of three loan production officers during that quarter we expect to meet or exceed current production goals for 2004 irrespective of the current trend in sentiment towards rising interest rates. Stephen?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Yes, David, maybe you might want to take a moment to expand on one thing. I think the market has taken a little bit of a psychological bent towards wondering if there is some sort of a bubble that could exist out in this California multi-family market? With people saying “if rates rise, the world comes to an end.” Maybe you want to expand on that. What we’re seeing in terms of demand. What’s driving things in California.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Again I think it’s twofold right now. One is, we don’t see a current bubble on the horizon for a few different reasons. One is, that a significant portion of our apartment stock still trades well below the replacement cost which has always been a barometer of safe haven for us on the lending side, so with lending currently averaging less than 70 percent to value, which is about 70 to 80 percent of replacement costs. We feel very comfortable with that. We can absorb some modest declines or declines in values. Certainly what we’ve seen in Northern California even though there have been declines in value so lenders in the apartment sector really didn’t take any economic hits from the credit side.

The interesting part is, demand is so strong right now, again, you have immigration, you have an aging baby boomer stock, you have the echo boomers coming in to the market, the demand right now is probably at its highest level in which we’ve seen. The affordability index throughout the state are at record lows for homeownership. And the gap between current mortgage affordability a home versus an apartment right now — it’s about 90 percent lack of affordability in most major markets, meaning they can afford apartment rent but 90 percent of those renters cannot right now afford a mortgage payment even at these record low interest rates.

So given this data of our expectations that rates will raise over time, and affordability will continue to suffer and the additional demand that we see going into the market and the real lack of new supply hitting the market we feel will continue to provide varied stability to our markets going forward.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Yes David one of the questions that I’ve been asked consistently over the course of the last week to two weeks as interest rates have been going through their different machinations, and there’s been a little bit of hysteria out there. You know we’re currently at about a $300 million loan origination pipeline as we go into this second quarter, entering into the second quarter. A lot of people have made a wrong assumption that the Company’s origination volumes, historically, have been driven by a low interest rate environment and that they’ve been I think somewhat thinking that anyone who originates a lot of loans is entirely refinance driven and that this market out here in California — multi-family commercial lending — is a refinance driven market. Maybe perhaps you want to expand on that a little.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Well, certainly, refinances have been an important part of everybody’s business but our refinance transactions are actually quite different than most. Considering the fact that in the residential side most of that has been rate and term refinances that will lower current mortgage payments given the attractiveness of the current rates. We see a lot of refinances to improve existing apartment stock within California. So in a sense, we do experience a significant portion of refinances. However a tremendous amount of those are for repositioning assets or freeing up equity more properties not necessarily just rate sensitivity that we see in the single-family market.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

What about the purchase activity?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Right now we are running about 45 percent purchase transactions. And increasing month over month. So I do feel the trend in the velocity in the sales market — right now the market is dominated by small- to medium-sized sales transactions mostly in what we would call the medium tier markets where the dense populations are, the urban markets of Southern California as well as some in Northern California. So with the velocity of those markets continuing to accelerate and we’ve certainly seen it over this quarter I would expect that purchase transactions will come in line with refinances and probably end up more like a 50-50 mix in the next quarter or so.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

You and I have had a lot of recent conversations about the issue of being competitive against the other originators in the market and where we end up positioning ourselves in terms of being able to compete as rates rise as an adjustable rate lender and where floors fit into things and where things were on the way down with floors vs. where the market is on the way up and how we position ourselves. Maybe comment on that.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

I think the interesting part for us is when interest rates are at historic lows and the lending index falls below our relative cost of funds. In the old days it was easy for California thrifts to manage their interest rate risk environment from a spread standpoint as they generally funded off the 11th District Cost of Funds which was a microcosm of their funding costs were and you could price a spread over that. As we look at treasury curves somewhat out of line to cost of funds and most of us rational lenders out there have put relative floors on their adjustable rate loans to keep yields at a relative level to their cost of funds.

That being said we become a little less competitive in those environments at historical lows than in more normal interest rate environments where we’re only competing against relative spreads. So when we see a rising short end of the curve and we’re talking about pricing against competition it’s much easier to increase your volumes there when you’re talking about pricing within 10 basis points of the spread versus maybe being gap 50 to 70 basis points with hard floors on your loans. So we feel that as the short end of the curve moves, we will actually become a little more competitive on the straight adjustable then we have been in the historical.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

So it would be fair to say that over the course of the last year, even as we’ve been showing very strong origination volumes, we’ve done that while being somewhat pricing wise less competitive to the market and that as rates move in here we’re becoming even more price competitive while still getting very healthy rates and spreads?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

I would say as the 12MAT index continues to show that it will rise and be more consistent with our cost of funds definitely we will be more competitive on straight adjustable products.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Thank you. Maybe what we want to do at this point is to go ahead and open the call up for questions and answers so a Q&A session for as long as anyone would like to go into. And I do have a question that came across from Mike McMahon where he’s asking from Sandler O’Neill, what is the current pipeline amount? And in the press release, we went into great detail about the pipeline. The total pipeline was nearly $300 million going into the second quarter which was a very significant increase from the first quarter and specifically we entered the first quarter after we had cleared — pretty much cleared out the pipeline at year end with very significant fourth quarter funding. The pipeline going into that first quarter that we’ve just completed was only $165 million of core loan origination pipeline. The core loan origination pipeline going into the second quarter is $243 million, or an increase of 47 percent, and the total loan origination pipeline going into the first quarter was $214 million. And we’re going into this second quarter with a total loan origination pipeline of roughly $300 million.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

And what I would say is the current pipeline is approximately the same amount and I don’t know if people remember last year during our second quarter earnings call we talked about April as tax time and a general slowdown in the market. And even with that current seasonal disruption, we’ve been adding loans and maintaining a consistent growth in our pipeline so we’re very bullish on where the pipeline is and where the acceleration we’ve seen during the first quarter and where funding expectations will be for the year.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

So do we have questions?

+++ q-and-a.

Operator

(OPERATOR INSTRUCTIONS)

Mike McMahon, Sandler O’Neill and Partners.

Michael McMahon — Sandler O’Neill — Analyst

What I meant was the current pipeline say as of last Friday. And I think David just answered it by saying it remains about the same.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Yes, it’s very interesting right now and we don’t generally like to talk inter month or inter quarter but we are funding out a large amount of loans during the first part of the month of April and, generally, we’ve spoken about this in the past, Mike. Most originations generally happen towards the end of the month where people like to settle out their prorations on a month end. But we’re seeing a significant amount of funding early in the month.

And even with that, our pipeline has held about the same level or actually increased slightly. So, generally, when we see pipeline building during the month. We are pleased to see that originations are very consistent throughout the month, which is somewhat unusual for our business.

Michael McMahon — Sandler O’Neill — Analyst

Okay and then a couple of follow-ups if I may? Generally you have funded far more than the beginning pipeline each quarter and I don’t have — unfortunately I don’t have 12 quarters worth of history but could you approximate if you can, guesstimate based on your historical experience about what your quarterly fundings are, as a percentage of your pipeline?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

You know what? I would do it maybe a little differently — I would say it generally, we fund about 50 percent of our pipeline now per month. So if you would look at a $300 million pipeline and assume that consistently that would put us somewhere around 150 million in originations per month out of that pipeline. I’m not sure we will be quite that strong but that’s a good approximation of where our funding ratio to pipeline. It’s generally around two months’ worth of fundings.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

But that, don’t use that as a hard and fast number, Mike. Next thing you know, you’re going to have a note out there saying we’re going to originate 450 million during the second quarter.

Michael McMahon — Sandler O’Neill — Analyst

I thought it’d be around 500, Stephen. (MULTIPLE SPEAKERS)

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Let’s just say, we can go back and look at those numbers and see what the pipeline was going into a quarter and what we funded during the quarter and we just generally haven’t done that calculation and put that out. I think that what we wanted to make sure what we got out there during this release was that there are a lot of assumptions that people are making that may be applied to a refi driven single-family mortgage banking operation. But that’s not what we are and our originations remain extremely strong. We fund off the short end of the curve or originate off the short end of the curve, a move in the ten year doesn’t impact our volume because we don’t do anything off the ten year and if anything what’s actually kind of interesting is that some of those borrowers who consistently look for that ten-year fixed-rate conduit or Fannie Mae type of securitization financing, they end up now turning to the adjustable rate lenders because of the steepness of the yield curve and the move that we’ve had. I think the other point that’s extremely important to keep in mind is that our pipeline, — for the most part those loans just simply float with rates until they fund.

So we’re getting the immediate benefit of this move up in rates in all of this origination that we’re going to be funding during second quarter. That’s between the indices, between rate moves, between where we — where we are active off that shorter end of the curve. That’s where we are at. We are not — almost nothing that we do is pegged prime, which prime has not moved in here because the Fed hasn’t done anything with the funds rate.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

I think that’s the key statement Stephen, in the fact that we did see a sharp rise in the curve, at least the intermediate, the long end and we’ve certainly seen a little bit in the short end of the curve. You know we have, historically, funded a large percentage of straight adjustable. However we do fund hybrid ARMs in the three- to five-year initial fixed-rate period. And we haven’t seen any fallout, even with the rise in interest. If anything our pipeline continues to grow.

So we’re feeling very good about the fact that we have a very strong pipeline. Our fundings through the month have been very strong so far as well as during a period of where there are in rate shot that many have experienced and to Stephen’s point unlike a single-family originator who generally will rate lock on a 30 year fixed-rate loan going into a period when you get initial rate shock, like we’ve experienced over the last several weeks, that can be fairly devastating to a pipeline as far as its value and its performance. But we float, our pipeline generally floats until the point where we draw documents. So we have very little interest rate risk on our pipeline.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Something else I just wanted to point out going right along these lines of this whole interest rate risk thing it’s been interesting in that, I think, I was having a conversation with a fund manager a week ago. And the discussion was kind of about the New York market vs. the California market in terms of the structure of how the loans are structurally pegged and we don’t — we’re not this balance sheet that’s loaded up with only origination that structures fixed for five or fixed for 7 like the New York market is. We do very little of that. And I wanted to make sure that everybody saw in the press release, where we pointed out that our weighted average months to reset of our loans on balance sheet is 21 months. So there’s a lot of seasoning. There’s also a huge percentage of that loan base that is monthly adjustable or semiannually adjustable in that it is not a balance sheet that is full of this fixed-rate structure that exists in the New York market.

While at the same time I think everybody has seen that, historically, we talked about early extinguishment of debt, prepaying advances at lower rates and extending duration on those historically for many quarters as well as whenever we’ve been trying to extend duration on the liability side and I think people will remember the many calls we’ve had where I’ve talked about how retail will not extend or would not extend at historically low interest rates. We have taken advantage or utilized Federal Home Loan Bank advances to extend the duration on the liability side in anticipation of higher interest rates. So we have a very differently mixed balance sheet.

And from a gap, static gap standpoint — and we’ll probably 8-K this later on today — we’re looking at a balance sheet that is roughly, approximately, about 10 percent positively gapped or asset sensitive so if rates rise we’re positioned very well.

Michael McMahon — Sandler O’Neill — Analyst

Two quick follow-ups. Please remind me. On your monthly adjustables are they ... ? Where are they being originated at in terms of a rate today and are they above or below any floor that is put in place?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Right now, we are averaging 4 1/4 floored out which is, if you look at the 12MAT index it’s about 50 basis points above what a full index rate would be on a pure adjustable. That, so we do have about 50 basis point current GAP from the average floor to the fully indexed rate. And we see by next month, given the current trends that about the index should rise and I think we would catch up would be before year end In the next six months.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Whereas if you look at somebody who’s pegged to a one year CMT, Mike, they are are fixed for an entire year so whatever that rate is, before structurally it ever reprices whereas we start going through that, there’s roughly about a call it about a four- to six-month lag, duration lag, to where 12MAT is completely current. Does that make sense, Mike?

Michael McMahon — Sandler O’Neill — Analyst

Yes and the final question. What is the yield on your mortgage-backed securities portfolio now roughly?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Roughly about a 4.20%

Christopher Hagerty — Commercial Capital Bancorp Inc. – CFO

4.25%.

Operator

James Abbott of Friedman, Billings, Ramsey.

James Abbott — Friedman Billings Ramsey — Analyst

Wonder if you could talk a little bit about the staffing, the three people that you hired... this is the first conference call you had a chance to do after announcing that. And then, also, your plans on hiring additional lenders... what the production you expect out of a lender per year and so forth and then, final on that issue is, I think a lot of us are anticipating $1.4, $1.5 billion originations in ‘04 here. Could you comment on how comfortable you are with those estimates?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Well I would say that we feel comfortable with the estimates out there from an origination standpoint and given the fact that we are adding strategic originators in markets that we have targeted for production. I’d say we’re comfortable with the estimates out there for originations and given our current trends in the pipeline and the velocity of the market. The people that we added are very interesting. We added an additional originator in Los Angeles, Pete Myers, who comes from a background of at World Savings, First Fed in Santa Monica, and we would expect $100 million a year from that individual. He’s been active in that market for several years and carries a very good book of business.

The two other individuals that we hired are very strategic in the standpoint of lack of coverage in specific markets. We added Jo Anne Massaro and the Inland Empire and the Coachella Valley, Palm Desert area. We haven’t done as much volume in those markets as the growth that we see in both the economy and in population. Jo Anne was with me over at Home Savings and was a top producer for several years and knows those markets very well and has been out there for now over ten years. We feel that was a great strategic hire for us and would expect volumes in the $50 to $100 million range from her over the next year.

And looking at Tony Scholl who we hired down in San Diego. San Diego is a very interesting market in the fact that unless you have local talent that has been living down there for the majority of their lives, being headquartered in Irvine, we might as well be headquartered in Oregon, because any north of San Onofre in California is really Northern California or Oregon as far as San Diego people are concerned.

Tony has lived down there the majority of his life and was a key individual at Great American in the income property lending area. He ran it for several years and has maintained his relationship and contacts over the years. We were able to dislodge him from ITLA. They’ve been going through some management changes on the income property side. And after the Hawthorne announcement, we had a chance to interview ten people for San Diego and thought Tony would be a great fit and, again, we see him as a $50 to $100 million producer year.

Now the key is to mature these people to become, again, in our top producer echelon. And we’re not sure if that person is going to be a $50 to $100 million producer forever or if they’re going to reach the level of some of our produces that can do $200 to $300 a year. Some of it depends on the markets that they’re serving, as well as the general velocity of the market themselves. So we feel strong that these individuals will be very additive during this year as well as key to our origination platform going forward.

We took our time in hiring. We took our time before we announced the hiring of these individuals. We had several candidates to look at and we could have hired 10, but that’s not the way we work here. We go with people that we know that build books of business and maintain those books for several years for our franchise.

James Abbott — Friedman Billings Ramsey — Analyst

Okay, thanks, that’s good color. Also, as another point of clarification on the Hawthorne acquisition. Any new information on the timing of that acquisition? Or, also, how the branch integration is proceeding at this point?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Sure. We got feedback from the SEC. There’s no review. And proxy materials have been mailed out. We are anticipating, well, shareholder... annual shareholder meetings are in May. And we are anticipating a close in early June. And integration is going so far very smoothly. And I think there’s some very enthusiastically excited people on both sides in bringing these companies together and we’ve really spent an exhaustive amount of time working on this and we feel very comfortable with the early estimates we gave in terms of cost saves. We feel very comfortable in terms of numbers we’ve discussed in terms of earnings accretion and very comfortable with numbers we discussed in terms of book value, and tangible book value accretion. And, obviously, people should keep in mind that it’s a very good thing that when we talk about numbers not reflecting purchase accounting adjustments, we’re going to go through that very prudently, very carefully, and everything will be done obviously very closely with our auditor / accountants. And that should be a very accretive transaction upon close of acquisition. And as far as strategically, this is fantastic in terms of bringing together the branch footprint and the strength of Hawthorne and the retail, the retail infrastructure, the retail system that they have and that deposit growth. And then on the asset side you can see walking into the second quarter with $192 million loan origination pipeline we’re very excited and that’s all adjustable rate lending. We are very excited about bringing in that volume from a growth standpoint into this whole company.

James Abbott — Friedman Billings Ramsey — Analyst

Thanks very much and I guess... I don’t know if anybody’s touched on the but Hawthorne 10-K came out and they have some loans that are beneath their floors. I think it’s somewhere in the 60 to 70 percent of their range. Loans beneath the floors. And you’ve been fairly adept at adapting your balance sheets changing interest rate environments. How...? What can you... what color can you give us on that? And how do you work with that?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

It’s the same thing. It kind of goes in line with we’re going to through the valuation of that balance sheet right James? And if when you go through that, all loans are being looked at, all deposits are being looked at, all borrowings are being looked at. And when something is below on the asset side, below market rate, you obviously end up dealing with that through a mark. So people need to know that that balance sheet is going to become a current market balance sheet.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

But I think it, if anything, helps us from an interest rate risk standpoint.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Absolutely. It’s an adjustable rate balance sheet. People, if you really dig in, you know when you talk about that 10-K, James? If you really dig in and really do the homework, you realize that that’s an adjustable rate balance sheet tied to current market indices. There’s some COFI on that balance sheet but not a lot right? And anything that’s below market is going to get mark-to-market so we’re going to end up with a balance sheet that is current market interest rate and revenue accretive and net income accretive.

James Abbott — Friedman Billings Ramsey — Analyst

So you mark the loans to market and as rates rise you experience more benefits at that point?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Right, And you’re talking about what are we? CCB is $2 billion in total assets? Hawthorne is significantly larger. So when you talk about going through that... that exercise? It’s pretty powerful.

James Abbott — Friedman Billings Ramsey — Analyst

Thanks very much for the call. Great quarter.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Thank you James. I want to reiterate to everybody that obviously, we’re going to do that very carefully. We’re going to do it properly. We’re not going to get crazy on it but you do mark the balance sheet to market.

Operator

Richard Eckert, Roth Capital Partners.

Richard Eckert — Roth Capital Partners — Analyst

Kind of a follow-up on that last question. I’m not too much concerned about the mark-to-market but some of those loans are significantly below their floors. And it would probably take some ratcheting up of rates before they begin to reset. Also makes them very vulnerable to prepayments. Have you looked at that?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

One of the things I would say, Richard, is Hawthorne has experienced a significant amount of prepayment over the past several years against their portfolio. And that’s been part of the reason why you haven’t seen significant growth in their overall balance sheet even though their originations have grown steadily year over year. So we are aware of the fact that a lot of their assets are vulnerable for prepay which I think, we generally see as opportunity to replace with new assets that have more market-driven rates that will provide a little more stickiness as certainly we’ve seen in the growth of our balance sheet.

So it gives us an opportunity to work with the balance sheet and reposition it in favor of the asset class that we generally feel have as good or better performance and as good or better a spread.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Yes, I think taking what David said one step further, what that really means is I mean, let me use CCB as an example. If we have 1.1 billion in loans held for investment in new market interest rate environment, we’re able to put on a significant amount of loans that dwarfs the 1.1 billion on the balance sheet by what we originate onto balance sheet at those new current market interest rates over the course of this next year. So it’s very — because of our capabilities as combined companies to originate a lot of assets as an adjustable rate lender at current market interest rate, it’s relatively easy to change the complexion of the balance sheet and manage those net interest margins in a positive manner.

Richard Eckert — Roth Capital Partners — Analyst

Also a significant amount maybe 60 percent of their deposits are timed deposits. Will you be working and transitioning those towards more transactional accounts?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Absolutely. That’s exactly what Hawthorne has been doing historically. That number of — the percentage that they used to have in CDs used to be significantly higher than where it is today. It’s not like they’ve started at 40 percent in transaction accounts to total deposits. That’s where they gotten it to so far.

Richard Eckert — Roth Capital Partners — Analyst

(inaudible) stalled over the last several quarters.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

But I think that’s where we’ve got a real market opportunity here. I think we’ve proven out that we’ve been able to do that very methodically, while some people have said that the money that we have attracted into — I want to get this right, Richard — I think that people have said the money that we’ve attracted into transaction accounts, into money markets, etc. has been money that would have been in the stock market and I keep on saying, “That’s ironic being that 33 percent of our transaction accounts are from businesses.”

So it’s, we’ve been able to very deeply go at BofA, Wells, Union, etc. in California and that’s without even really even having a Northern California market presence, as well as there’s a lot of depositors that we haven’t been able to attract, that have contacted us, that wanted to bank with us, that we have not been able to attract because we didn’t even have a deposit franchise with locations in Los Angeles County to serve them. Yet 50 percent of our borrower base is in L.A. County. So I think we’re going to be very successful in continuing to transition that balance sheet into more of this commercial-like balance sheet that we have.

Richard Eckert — Roth Capital Partners — Analyst

Okay, one more follow-up. Did you with the sharp dip in rates in the last quarter, did you experience any elevations in your level of prepayments? And did you run into some of the fixed rate lenders on the origination side?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

As far as prepayment acceleration we’ve been running around 20 percent prepayment rate. As far as running into fixed-rate lendors. David?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Not really, Richard. I think what generally happens is, we see a little bit of shift in our pipeline when it’s really when the yield curve starts to flatten out in the intermediate end and rates in these three- to five-year fixed hybrid arm market become more desirable. We see a little bit of shift in our pipeline toward that way. But what happens is, it quickly readjusts after we see some movement in the curve. People start to slide back down into the straight adjustable and shifting away our fixed-rate product from us. People shifting into our hybrid ARMs at no greater percentage than what we really historically seen in the past maybe a slightly higher weighting than we would see in a flatter, excuse me — in a steeper yield curve environment.

Operator

(OPERATOR INSTRUCTIONS)

John Hecht of JMP securities.

John Hecht — JMP Securities — Analyst

Great quarter. With respect to originations and I know you guys have got a great pipeline and shows a strong quarter but, and I also understand that they’re not very sensitive to interest rates, is there any kind of color that you guys can explain to us that, about maybe seasonality or other sort of macro factors, that we can look at over time or is it really just...

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

Here’s what you’re going to see on a seasonal basis. I think what historically in the industry you’ve seen, kind of a funding out of the fourth quarter pipeline, slower first quarter rebuilding of pipeline, stronger second and third quarters, finish very strong at the end of year with maybe, April, let’s say, a little bit of a slow month typically because of tax time. For the 20 years I’ve been tracking it and been in the industry, that’s kind of a cycles that we see. So where we start the year January 1, it’s always a nervous time, you just generally don’t know what the market is going to do and, sometimes, it accelerates immediately and sometimes there’s a little bit of a lag and I think is January people were kind of looking around going, “hmm, I wonder if there’s going to be a little bit of slowness in the market,” and immediately the acceleration hit and everybody got so busy, not much we could look beyond what we were seeing.

So we’re seeing that type of velocity continue. Title orders are from what we’ve been hearing at record levels for purchases, the velocity of the market is very very swift right now and, really, in the small to medium size product which certainly is our market, and so I would say, historically, it’s been the kind of cycles that you will experience. That’s not to say that our business we have a technical term for it, it can be “lumpy”, You could have a block of $50 million for whatever reason not fund out one month at the end of a quarter and funds first day of the next quarter and people look at it and say “oh my God, you guys, your originations are down slightly.”

It’s not as consistent from quarter to quarter so what we do is manage pipeline expectations and what our forecasts are for the year and we feel extremely good about where we’re sitting today, where the market is, where we are positioned in the market for continued growth. We could grow a lot quicker than we are right now but we’ve chosen a very methodical approach because we just do not want to sacrifice asset quality. At the end of the day originations don’t mean a lot if you’re sacrificing asset quality to get them. Don’t get me wrong, its a very competitive market out there. There are some lenders doing irrational things that we need to steer clear from so we will selectively grow our pipeline in volume over this year but always with a tremendous caution towards maintaining our stellar asset quality.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

I don’t know if that helped you figure out trends and to create your model.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Well, it vacillates. Right now, we’re seeing a tremendous amount of strength. If I’m sitting on the other side of the phone, what I’m wondering is, all right is their pipeline only large because rates were low during the first quarter. And now that rates have started hiking up, David, roughly how much do you feel like you’ve been logging in per day into the pipeline? What a ballpark number?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

You know it’s been averaging at least $5 million a day and some days it’s been up to $10 million a day.

What you have to do is look at the pipeline and its performance in the last three to four weeks and say. “Have you experienced fallout because of rising interest rates? Are people delaying funding because of rising interest rates because, remember, we float our pipeline up to the point of doc drawing, generally. We do provide some early rate locks to the market but most people don’t opt for that. So what we’re seeing is very little fallout. Very little transition. And people waiting to see if rates will go down. It’s very important for them to get deals done with the velocity of the market and the way it moves, so that’s a good sign. And even with temporary shocks and interest rates from time to time, we keep chugging along, when we feel good about.

John Heche — JMP Securities — Analyst

Okay, that’s great detail. I appreciate that and you know, does the 1031 exchanges? Is that contributing to current demand in your mind or is that sustainable and going to keep going or how ... (MULTIPLE SPEAKERS)

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

As long as our market is dominated by small- to medium-sized projects which I can’t see large institutional projects being built at a level where in my lifetime we’re ever going to see our market being dominated like what you see, say, in Atlanta or Dallas or ... where the average units are 250 plus per project. We are urban infill small multi-family and that is really where the market demand is, and the velocity is great. And unless there is for a repeal of the 1031 Exchange rules or capital gains will get so low on real estate where it won’t matter and people will pay current taxes? Maybe, but the fact of the matter is there’s going to be a lot of people in line to buy product right now. If a property goes up for sale, there’s probably 25 buyers actively pursuing the property. It is amazing, the velocity and the demand out there right now.

So I still feel 1031 Exchange will be a significant portion of our business on a go forward basis. Real estate is a very small portion of 1031 activities. The historical look at that industry has been more in the auto finance area. The real estate area has benefited from that but that rule has been around for 100 years.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

Which, John, if you don’t have another question is a perfect transition to a question we’ve just been submitted by e-mail. We’re being asked the question and in a way it’s kind of an interesting question because we are being asked in a sense to assume that the premise of the question is accurate. But the question is: “What is the Company doing to protect itself from historically high values in multi-family? For example, when the market corrects and capital flows away from real estate, what are expected losses?” So I mean, David, in answering that, it’s really coming from an assumption that goes back to this bubble question that I led in and asked you with.

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

I think it’s two facets that we really need to look at. One is, what are we doing currently to protect ourselves? We look at value. Value is a very important part of our underwriting process. But we do realize that values will fluctuate from time to time and what can we do to protect ourselves? Well, primarily, our first line of protections are cash flows from a property and the borrowers’ ability to pay the current mortgage obligations. So what we’ve done is even though we are at historic lows on interest rates and then it translated into, I would say somewhat historical lows on yields to investors on their capital, we underwrite our properties to higher interest rates than currently are in place today. So if we are at 4 1/4 on a floored out adjustable rate multi-family loan, we’re underwriting that at 6 1/4 or up 2 percent. So that gives us insulation from rising interest rate environment. Now have I ever seen deflation in real estate during an inflationary cycle? Well no, but can one happen? I’m sure one can but assuming no real increases in cash flow’s currently on our properties, we are stressing to generally up 200 basis points on cash flow.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

What does that do to LTVs on rent controlled buildings?

David DePillo — Commercial Capital Bancorp Inc. — Vice Chairman, President and COO

You know it’s very interesting in that Stephen likes to jump in and steal my thunder because he knows exactly what I’m doing to talk about that. He probably should field these questions for me. What we rely on is a certain amount of rent stability and our market. This is not what is considered a free open society that everybody can rent their units at market any day at any time. 60 percent or more of our markets are rent-controlled and, they’re at rent levels that could be anywhere from 30 to 40 percent of current market rents that are existing in the market. So there is that insulation that we see that investors look at as a safe haven. Look, if I’m only collecting $600 rents on rent-controlled rents today and the market is $3,000 so what if market rents go down to $2,000. I still got a lot of upside between now and where we see cash flows going. So, not only do we look at cash flow of the property but we also look at the cash flow of the borrowers, when they bought their properties, the seasoning of their portfolios and, generally, what we find is our average investor has 50 percent overall leverage or less and 10 percent unencumbered discretionary liquidity. Which you will not find in any other credit sector that traditional banks and thrifts lend against. So if there’s a tremendous outflow, away from real estate, I’m not sure that’s a bad thing for our markets. We got 25 people waiting in line to bid on the 20 unit building in a second-tier market. It may not be the worst thing to see some of the real estate capital move somewhat away so we can continue to see stability in the markets? Are we at historical value levels? Well on a relative basis, inflation adjusted, I would argue no and relative to replacement costs, we are certainly well below what we see on single-family side which — you don’t build a single-family home for less than 140 percent of replacement costs because you can’t acquire the land, create a profit and deliver a product on a present value basis for less than that. And so where we sit in most of our markets, 70 to 80 percent of replacement cost. The average sales price in the last quarter for L.A. County was in the $90,000 a unit range. You cannot build anything in L.A. County for less than $150,000 a unit if you’re lucky enough to find a tear down or a piece of property that is developable. So you tell me, given the relative dynamics of the market, when this supposed bubble is going to hit. I just don’t see it. And I don’t feel, given our LTVs and given our cash flows, that we are going to experience a severe credit impact in the future. That make sense?

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

More questions?

Operator

Sir, at this time you have no further audio questions.

Stephen Gordon — Commercial Capital Bancorp Inc. — Chairman and CEO

We thank everybody for being uh... wait, we just got another question. “With earnings so good why is the stock doing so badly?” We don’t control that. The only thing that we control is focusing on earnings, focusing on our core business and we don’t control what goes on in terms of how one feels the valuation should be or what PEs are applied or what book value multiples are applied to come up with the valuations of the Company’s earnings. We are just keeping our heads down and trying to stay completely focused on the things that we can impact.

Thank you very much and look forward to continuing to do what we do.

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